EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Frederick N. Cooper (215) 938-8312
August 21, 2013	fcooper@tollbrothersinc.com
Joseph R. Sicree (215) 938-8045
jsicree@tollbrothersinc.com

TOLL BROTHERS REPORTS FY 2013 3RD QTR AND 9 MONTH RESULTS

Horsham, PA, August 21, 2013 -- Toll Brothers, Inc. (NYSE:TOL) (www.tollbrothers.com), the nation's leading builder of luxury homes, today announced results for earnings, revenues, contracts, and backlog for its third quarter ended July 31, 2013.

2013 Third Quarter Highlights:

•	In FY 2013's third quarter, net income was $46.6 million, or $0.26 per share, compared to $61.6 million, or $0.36 per share in FY 2012's third quarter.

•	Net income included a tax expense of $21.7 million, compared to a tax benefit of $18.7 million in FY 2012's third quarter.

•	Pre-tax income was $68.3 million, compared to $43.0 million in FY 2012's third quarter.

•	Total revenues of $689.2 million and homebuilding deliveries of 1,059 units rose 24% in dollars and 10% in units, compared to FY 2012's third quarter.

•	Net signed contracts of $992.6 million and 1,405 units rose 47% in dollars and 26% in units, compared to FY 2012's third quarter.

•	FY 2013's third-quarter cancellation rate was 4.6%, matching the 4.6% in FY 2012's third quarter.

•	Backlog of $2.84 billion and 4,001 units rose 75% in dollars and 56% in units, compared to FY 2012's third-quarter-end backlog.

•
The average price of homes delivered was $651,000, compared to $577,000 in FY 2013's second quarter and $576,000 in FY 2012's third quarter. Excluding 16 deliveries at the Touraine, a luxury Upper East Side Manhattan high-rise building, the average price of homes delivered in FY 2013's third quarter was $612,000.

•	Gross margin, excluding interest and write-downs, was 25.1%, compared to 24.4% in FY 2012's third quarter.

•	SG&A as a percentage of revenue improved to 12.9%, compared to 13.5% in FY 2012's third quarter.

•
The Company ended FY 2013's third quarter with $1.02 billion of cash and marketable securities and $815.4 million available under its then-existing $885 million bank credit facility. On August 1, 2013, the Company replaced that facility with a new $1.035 billion, 15-bank, five-year credit facility. The Company's net-debt-to-capital ratio(1) at FY 2013's third quarter-end was 31.9%.

*more*

Douglas C. Yearley, chief executive officer, stated: “Sales volumes and pricing power both increased this quarter from one year ago, a pattern consistent with recent quarters. We believe the recovery is real and we are in the early stages of the rebound. Our average sales contracts per community are about where they were in 1997-1998, several years into the previous cyclical recovery. From there, over the next seven years, through August 2005, a period when mortgage rates averaged between 5.8% and 8.1%, sales contracts per community continued to increase, eventually peaking at twice that pace.

“We remain focused on growing our company. This quarter our land position grew to 47,200 lots from 45,200 last quarter and 39,200 one year ago. We expect our community count - 225 at third quarter-end - to remain stable through the end of FY 2013 and to grow by 10% to 15% by FYE 2014.”

Martin Connor, chief financial officer, stated: “Our gross margin and operating margin continued to improve with the increase in pricing power and volume.  We expect this to continue in FY 2013's fourth quarter and in FY 2014 as we deliver our backlog.  Other income benefited from a $2.7 million gain on sale of non-strategic land and a strong quarter from Gibraltar Capital and Asset Management, our distressed loan and acquisition investment subsidiary, which contributed $4.6 million in pre-tax earnings and $12.4 million of cash flow.

“Subject to the caveats in our Statement on Forward-Looking Information included in this release, we offer the following limited guidance:

“We currently estimate that we will deliver between 1,225 and 1,425 homes in FY 2013's fourth quarter at an average price of between $675,000 and $695,000 per home. This would produce total home sale revenue for FY 2013 of between $2.46 billion and $2.62 billion and total deliveries of between 3,925 and 4,125 homes. This compares to $1.88 billion and 3,286 homes in FY 2012.

“We intend to give preliminary guidance for FY 2014 when we announce fourth quarter results in December 2013.”

Robert I. Toll, executive chairman, stated: “The University of Michigan consumer sentiment survey, though down slightly from last month's six-year high, is up significantly from one year ago, as is the Conference Board's similar survey. Inventory levels are still tight in almost all of our markets and housing remains very affordable. Unemployment trends are slowly improving and demand, based on household formations, is compelling, especially given the still very-low volume of industry home production.

“We closed on a new $1.035 billion five-year bank credit facility on August 1, 2013 with 15 U.S. and international banks. That, combined with our $1.02 billion of cash and marketable securities at third quarter-end, will help position us to continue to grow the Company in the coming years.”

Financial results for the third-quarter and nine-months ended July 31, 2013 (unaudited):

▪	FY 2013's third-quarter net income was $46.6 million, or $0.26 per share, compared to FY 2012's third-quarter net income of $61.6 million, or $0.36 per share.

*more*

▪
FY 2013's third-quarter pre-tax income was $68.3 million, compared to FY 2012's third-quarter pre-tax income of $43.0 million.  FY 2013's third-quarter net income included pre-tax inventory write-downs of $0.2 million and a tax expense of $21.7 million. FY 2012's third-quarter included pre-tax write-downs of $3.1 million and a tax benefit of $18.7 million.

▪
FY 2013's nine-month net income was $75.7 million, or $0.43 per share, compared to FY 2012's nine-month net income of $75.7 million, or $0.45 per share. FY 2013's nine-month net income included pre-tax inventory write-downs of $2.0 million: $1.1 million of the inventory write-downs was attributable to operating communities and $0.8 million to land controlled for future communities, and a tax expense of $41.8 million. FY 2012's first nine months included pre-tax write-downs of $13.2 million, a $1.6 million recovery of previously incurred charges related to a joint venture and a tax benefit of $23.5 million.

▪
FY 2013's nine-month pre-tax income was $117.5 million, compared to FY 2012's nine-month pre-tax income of $52.2 million. Excluding write-downs and recoveries, FY 2013's nine-month pre-tax income was $119.5 million, compared to $63.8 million for FY 2012's nine-month period.

▪	FY 2013's third-quarter total revenues of $689.2 million and 1,059 units increased 24% in dollars and 10% in units from FY 2012's third-quarter total revenues of $554.3 million and 963 units.

▪	FY 2013's third-quarter gross margin, excluding interest and write-downs, improved to 25.1% from 24.4% in FY 2012's third quarter.

▪	Interest included in cost of sales decreased to 4.2% of revenues in FY 2013's third quarter from 4.7% of revenues in FY 2012's third quarter.

▪	FY 2013's nine-month total revenues of $1.63 billion and 2,699 units increased 30% in dollars and 23% in units, compared to FY 2012's nine-month period totals of $1.25 billion and 2,198 units.

▪
In FY 2013's third quarter, the Company's net signed contracts totaled $992.6 million and 1,405 units, an increase of 47% in dollars and 26% in units compared to FY 2012's third-quarter net signed contracts of $674.4 million and 1,119 units. The average price per unit of net contracts signed in FY 2013's third quarter was $706,000, compared to $678,000 in FY 2013's second quarter and $603,000 in FY 2012's third quarter.

▪
The Company's FY 2013 nine-month net signed contracts of $2.80 billion and 4,131 units increased 49% in dollars and 35% units, compared to net signed contracts of $1.87 billion and 3,061 units in FY 2012's nine-month period.

▪
On a per-community basis, FY 2013's third-quarter net signed contracts of 6.24 units per community were 28% greater than FY 2012's third-quarter total of 4.87; 78% greater than FY 2011's third-quarter total of 3.51 units; 69% greater than FY 2010's third-quarter total of 3.69 units; and 75% greater than FY 2009's third-quarter total of 3.56 units. FY 2013's third quarter total was the highest third quarter since FY 2005.

*more*

▪	In FY 2013, third-quarter-end backlog of $2.84 billion and 4,001 units increased 75% in dollars and 56% in units, compared to FY 2012's third-quarter-end backlog of $1.62 billion and 2,559 units.

▪	The average price of units in FY 2013's third-quarter-end backlog was $709,000, compared to $693,000 at FY 2013's second-quarter end and $632,000 at FY 2012's third-quarter end.

▪	In FY 2013's third quarter, SG&A as a percentage of revenue improved to 12.9%, compared to 13.5% in FY 2012's third quarter.

▪
FY 2013's third-quarter cancellation rate (current-quarter cancellations divided by current-quarter signed contracts) was 4.6%, matching the 4.6% in FY 2012's third quarter. As a percentage of beginning-quarter backlog, FY 2013's third-quarter cancellation rate was 1.9%, compared to 2.2% in FY 2012's third quarter.

▪
In FY 2013's third quarter, unconsolidated entities in which the Company had an interest delivered $8.8 million of homes, compared to $28.9 million in the third quarter of FY 2012. In FY 2013's first nine months, unconsolidated entities in which the Company had an interest delivered $28.7 million of homes, compared to $76.3 million in the nine-month period of FY 2012. The Company recorded its share of the results from these entities' operations in “Income from Unconsolidated Entities” on the Company's Statement of Operations.

▪
In FY 2013's third quarter, unconsolidated entities in which the Company had an interest signed contracts for $17.7 million of homes, compared to $20.1 million in the third quarter of FY 2012. In FY 2013's first nine months, unconsolidated entities in which the Company had an interest signed contracts for $39.9 million of homes, compared to $79.7 million in the nine-month period of FY 2012.

▪	At July 31, 2013, unconsolidated entities in which the Company had an interest had a backlog of $38.4 million, compared to $24.4 million at July 31, 2012.

▪
In FY 2013's third quarter and first nine months, the Company's Gibraltar Capital and Asset Management subsidiary reported pre-tax income of $4.6 million and $8.8 million respectively, compared to FY 2012's third quarter and first nine month results of $0.6 million and $7.5 million.

▪
The Company ended its FY 2013 third quarter with $1.02 billion in cash and marketable securities, compared to $936.0 million at 2013's second-quarter end and $877.4 million at FY 2012's third-quarter end. At FY 2013's third-quarter end, it had $815.4 million available under its then-existing $885 million bank credit facility. On August 1, 2013, the Company replaced that facility with a new $1.035 billion, 15-bank, five-year credit facility.

▪	The Company repurchased approximately 490,000 shares of stock in FY 2013's third quarter for a total price of approximately $15.1 million at an average price of $30.87 per share.

*more*

▪	The Company's Stockholders' Equity at FY 2013's third-quarter end was $3.22 billion, compared to $3.17 billion at FY 2013's second-quarter end.

▪	The Company ended FY 2013's third quarter with a net-debt-to-capital ratio(1) of 31.9%, compared to 31.9% at FY 2013's second-quarter end and 27.5% at FY 2012's third-quarter end.

▪
The Company ended FY 2013's third quarter with approximately 47,200 lots owned and optioned, compared to approximately 45,200 one quarter earlier, approximately 39,200 one year earlier, and approximately 91,200 at its peak at FY 2006's second-quarter end. At 2013's third-quarter end, approximately 33,400 of these lots were owned, of which approximately 12,400 lots, including those in backlog, were substantially improved.

▪
The Company ended FY 2013's third quarter with 225 selling communities, compared to 225 at FY 2013's second-quarter end and 226 at FY 2012's third-quarter end. The Company expects its community count to remain stable through the end of FY 2013 and to grow by 10% to 15% by FYE 2014.

▪
Based on FY 2012's third-quarter-end backlog and the pace of activity at its communities, the Company currently estimates that it will deliver between 1,225 and 1,425 homes in its fourth quarter at an average delivered price of between $675,000 and $695,000 per home. This would produce total home sale revenues for FY 2013 of between $2.46 billion and $2.62 billion and total home deliveries for FY 2013 of between 3,925 and 4,125. This compares to $1.88 billion and 3,286 homes in FY 2012.

(1)
Net debt-to-capital is calculated as total debt minus mortgage warehouse loans minus cash and marketable securities, divided by total debt minus mortgage warehouse loans minus cash and marketable securities plus stockholders' equity.

Toll Brothers will be broadcasting live via the Investor Relations section of its website, www.tollbrothers.com, a conference call hosted by CEO Douglas C. Yearley, Jr. at 2:00 p.m. (EDT) today, August 21, 2013, to discuss these results and its outlook for the remainder of FY 2013. To access the call, enter the Toll Brothers website, click on the Investor Relations page, and select "Conference Calls." Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software.

The call can be heard live with an online replay which will follow. Podcast (iTunes required) and MP3 format replays will be available after the conference call via the "Conference Calls" section of the Investor Relations portion of the Toll Brothers website.

Toll Brothers, Inc., A FORTUNE 1000 Company, is the nation's leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol "TOL." The Company serves move-up, empty-nester, active-adult, and second-home buyers and operates in 19 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, Texas, Virginia, and Washington.

*more*

Toll Brothers builds an array of luxury residential communities, principally on land it develops and improves: single-family detached and attached home communities, master planned resort-style golf communities, and urban low-, mid- and high-rise communities. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security, and landscape subsidiaries. The Company also operates its own lumber distribution, house component assembly, and manufacturing operations. The Company acquires and develops commercial properties through Toll Commercial and its affiliate, Toll Brothers Realty Trust, and purchases distressed loan and real estate asset portfolios through its wholly owned subsidiary, Gibraltar Capital and Asset Management.

Toll Brothers, is honored to have won the three most coveted awards in the homebuilding industry: America's Best Builder from the National Association of Home Builders, the National Housing Quality Award and Builder of the Year. Toll Brothers was awarded Builder of the Year for 2012 and is the only two-time recipient. Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company sponsors the Toll Brothers Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit www.tollbrothers.com.

*more*

Information presented herein for the third quarter ended July 31, 2013 is subject to finalization of the Company's regulatory filings, related financial and accounting reporting procedures and external auditor procedures.

Certain information included in this release is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, information related to: anticipated operating results; anticipated financial performance, resources and condition; selling communities; home deliveries; average home prices; consumer demand and confidence; contract pricing; business and investment opportunities; and market and industry trends.

Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements and presentations. These risks and uncertainties include, among others: local, regional, national and international economic conditions; fluctuating consumer demand and confidence; interest and unemployment rates; changes in sales conditions, including home prices, in the markets where we build homes; conditions in our newly entered markets and newly acquired operations; the competitive environment in which we operate; the availability and cost of land for future growth; conditions that could result in inventory write-downs or write-downs associated with investments in unconsolidated entities; the ability to recover our deferred tax assets; the availability of capital; uncertainties in the capital and securities markets; liquidity in the credit markets; changes in tax laws and their interpretation; effects of governmental legislation and regulation; the outcome of various legal proceedings; the availability of adequate insurance at reasonable cost; the impact of construction defect, product liability and home warranty claims, including the adequacy of self-insurance accruals, and the applicability and sufficiency of our insurance coverage; the ability of customers to obtain financing for the purchase of homes; the ability of home buyers to sell their existing homes; the ability of the participants in various joint ventures to honor their commitments; the availability and cost of labor and building and construction materials; the cost of raw materials; construction delays; domestic and international political events; and weather conditions. For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and our subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

Any or all of the forward-looking statements included in this release are not guarantees of future performance and may turn out to be inaccurate. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

*more*

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	July 31, 2013	October 31, 2012
	(Unaudited)
ASSETS
Cash and cash equivalents	$899,341	$778,824
Marketable securities	122,527	439,068
Restricted cash	33,416	47,276
Inventory	4,515,992	3,761,187
Property, construction and office equipment, net	126,360	109,971
Receivables, prepaid expenses and other assets	175,976	144,558
Mortgage loans held for sale	72,163	86,386
Customer deposits held in escrow	48,878	29,579
Investments in and advances to unconsolidated entities	356,837	330,617
Investment in distressed loans	42,500	37,169
Investment in foreclosed real estate	72,912	58,353
Deferred tax assets, net of valuation allowances	320,584	358,056
	$6,787,486	$6,181,044

LIABILITIES AND EQUITY
Liabilities:
Loans payable	$97,679	$99,817
Senior notes	2,425,806	2,080,463
Mortgage company warehouse loan	65,654	72,664
Customer deposits	231,493	142,977
Accounts payable	153,163	99,911
Accrued expenses	518,447	476,350
Income taxes payable	78,973	80,991
Total liabilities	3,571,215	3,053,173

Equity:
Stockholders’ Equity
Common stock	1,693	1,687
Additional paid-in capital	430,191	404,418
Retained earnings	2,797,098	2,721,397
Treasury stock, at cost	(14,218)	(983)
Accumulated other comprehensive loss	(4,687)	(4,819)
Total stockholders' equity	3,210,077	3,121,700
Noncontrolling interest	6,194	6,171
Total equity	3,216,271	3,127,871
	$6,787,486	$6,181,044

*more*

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Nine Months Ended July 31,		Three Months Ended July 31,
	2013	2012	2013	2012
Revenues	$1,629,765	$1,249,955	$689,160	$554,319

Cost of revenues	1,311,039	1,026,357	545,089	447,928
Selling, general and administrative expenses	246,467	212,785	88,870	74,892
	1,557,506	1,239,142	633,959	522,820

Income (loss) from operations	72,259	10,813	55,201	31,499
Other:
Income from unconsolidated entities	8,844	19,348	768	5,672
Other income - net	36,444	22,032	12,284	5,781
Income before income taxes	117,547	52,193	68,253	42,952
Income tax provision (benefit)	41,846	(23,536)	21,658	(18,691)
Net income	$75,701	$75,729	$46,595	$61,643
Income per share:
Basic	$0.45	$0.45	$0.28	$0.37
Diluted	$0.43	$0.45	$0.26	$0.36
Weighted-average number of shares:
Basic	169,237	166,990	169,268	167,664
Diluted	177,966	168,613	178,001	170,229

*more*

TOLL BROTHERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
(Amounts in thousands)
(unaudited)

	Nine Months Ended July 31,		Three Months Ended July 31,
	2013	2012	2013	2012
Impairment charges (recoveries) recognized:
Cost of sales	$1,977	$13,249	$239	$3,120
Income from unconsolidated entities		$(1,617)
	$1,977	$11,632	$239	$3,120

Depreciation and amortization	$19,137	$16,523	$6,370	$5,825
Interest incurred	$100,066	$93,027	$36,015	$32,560
Interest expense:
Charged to cost of sales	$71,905	$59,823	$28,915	$25,834
Charged to other income - net	2,045	1,664	824	82
Capitalized interest on investments in unconsolidated entities	4,510	2,260	1,638	1,123
	$78,460	$63,747	$31,377	$27,039

Home sites controlled:
Owned	33,367	31,523
Optioned	13,814	7,685
	47,181	39,208

*more*

Toll Brothers operates in four geographic segments:

North:	Connecticut, Illinois, Massachusetts, Michigan, Minnesota, New Jersey and New York

Mid-Atlantic:	Delaware, Maryland, Pennsylvania and Virginia

South:	Florida, North Carolina and Texas

West:	Arizona, California, Colorado, Nevada, and Washington

	Three Months Ended July 31,		Three Months Ended July 31,
	Units		$ (Millions)
	2013	2012	2013	2012
HOME BUILDING REVENUES
North	241	280	$182.8	$177.0
Mid-Atlantic	305	290	166.3	155.6
South	296	166	195.6	97.1
West	217	227	144.5	124.6
Total consolidated	1,059	963	$689.2	$554.3

CONTRACTS
North	335	227	$237.9	$148.1
Mid-Atlantic	413	337	257.2	179.8
South	366	264	252.8	160.1
West	291	291	244.7	186.4
Total consolidated	1,405	1,119	$992.6	$674.4

BACKLOG
North	1,089	690	$743.4	$459.9
Mid-Atlantic	1,045	721	653.4	419.5
South	1,033	672	710.5	425.2
West	834	476	727.7	314.0
Total consolidated	4,001	2,559	$2,835.0	$1,618.6

*more*

	Nine Months Ended July 31,		Nine Months Ended July 31,
	Units		$ (Millions)
	2013	2012	2013	2012
HOME BUILDING REVENUES
North	589	617	$379.7	$363.8
Mid-Atlantic	823	659	446.0	360.0
South	663	444	418.3	255.9
West	624	478	385.8	270.3
Total consolidated	2,699	2,198	$1,629.8	$1,250.0

CONTRACTS
North	1,023	754	$673.9	$516.4
Mid-Atlantic	1,210	893	713.3	490.5
South	947	674	645.4	417.9
West	951	740	762.4	449.0
Total consolidated	4,131	3,061	$2,795.0	$1,873.8

Unconsolidated entities:

Information related to revenues and contracts of entities in which we have an interest for the three-month and nine-month periods ended July 31, 2013 and 2012, and for backlog at July 31, 2013 and 2012 is as follows:

	2013	2012	2013	2012
	Units	Units	$(Mill)	$(Mill)
Three months ended July 31,
Revenues	11	29	$8.8	$28.9
Contracts	22	22	$17.7	$20.1

Nine months ended July 31,
Revenues	36	82	$28.7	$76.3
Contracts	54	89	$39.9	$79.7

Backlog at July 31,	54	33	$38.4	$24.4

###